For Immediate Release
Contact:	Marcy Mutch	NASDAQ: FIBK
	Investor Relations Officer First Interstate BancSystem, Inc. (406) 255-5322 investor.relations@fib.com	www.FIBK.com

First Interstate BancSystem, Inc. Reports Solid First Quarter Earnings

Billings, MT - April 23, 2014 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) reports first quarter 2014 net income of $21.4 million, or $0.48 per diluted share, a 3% increase over fourth quarter 2013 net income of $20.8 million, or $0.47 per diluted share, and a 7% increase over first quarter 2013 net income of $20.0 million, or $0.46 per diluted share.

FIRST QUARTER FINANCIAL HIGHLIGHTS

•	3.52% net interest margin ratio remained unchanged from the third and fourth quarters of 2013

•	4.5% growth in commercial loans from December 31, 2013

•	Non-performing assets of $106 million, a decrease of $6 million from December 31, 2013

•	Net recoveries of charged-off loans of $1 million, or 0.1% annualized

•	$5 million reversal of provision for loan losses
“We delivered solid year-over-year growth in earnings, driven by lower operating expenses and further reduction in our credit costs,” said Ed Garding, President and Chief Executive Officer of First Interstate BancSystem, Inc. “Overall loan growth remains relatively flat, although we had good commercial loan production, which resulted in a 4.5% increase in our commercial portfolio during the first quarter," Mr. Garding continued.

“The most significant development of the quarter was the signing of a definitive agreement to acquire Mountain West Financial Corp. We believe that the addition of Mountain West’s strong franchise will enhance our market positioning in Montana, improve our ability to serve customers, and drive synergies that will increase the earning power of the Company,” said Mr. Garding.

RESULTS OF OPERATIONS

Net Interest Income. The Company's net interest income, on a fully taxable equivalent, or FTE, basis, decreased $1.9 million to $59.2 million during first quarter 2014, as compared to $61.1 million during fourth quarter 2013, primarily due to two fewer accrual days during first quarter 2014 and a reduction in loan yield. The impact of the reduction in loan yield was partially offset by an increase in average loans outstanding and a one basis point reduction in funding costs during first quarter 2014, as compared to fourth quarter 2013. The Company's interest margin ratio remained stable at 3.52% during first quarter 2014.

Non-Interest Income. Non-interest income decreased $1.6 million to $24.1 million during first quarter 2014, as compared to $25.7 million during fourth quarter 2013, primarily due to lower income from the origination and sale of mortgage loans. The dollar amount of the Company's mortgage loan production decreased 18% during first quarter 2014, as compared to fourth quarter 2013, resulting in a reduction in income from the origination and sale of loans of $942 thousand to $4.7 million during first quarter 2014, as compared to $5.6 million during fourth quarter 2013. Loans originated for home purchases accounted for approximately 68% of the Company's mortgage loan production during first quarter 2014, as compared to 33% during first quarter 2013. Inclement weather in the Company's market areas delayed the closing of some residential mortgages, which contributed to the decrease in income from the origination and sale of loans during first quarter 2014, as compared to fourth quarter 2013.

Other service charges, commissions and fees decreased $302 thousand to $9.2 million during first quarter 2014, as compared to $9.5 million during fourth quarter 2013, primarily due to reductions in interchange fees earned on debit and credit card transactions, the result of normal seasonal declines in transaction volumes.

Non-Interest Expense. Non-interest expense decreased $3.5 million to $54.3 million during first quarter 2014, as compared to $57.8 million during fourth quarter 2013.

Salaries and wages expense decreased $1.9 million to $22.4 million during first quarter 2014, as compared to $24.3 million during fourth quarter 2013, primarily due to lower incentive compensation accruals.

Employee benefits expense increased $1.0 million to $8.3 million during first quarter 2014, as compared to $7.3 million during fourth quarter 2013, primarily due to higher payroll taxes typically occurring during the first part of the year until annual compensation tax limits are met and an increase in group health insurance expense.

The Company recorded net OREO income of $19 thousand during first quarter 2014, as compared to net OREO expense of $1.3 million during fourth quarter 2013. Variation in net OREO income/expense between periods was primarily due to fluctuations in fair value write-downs and net gains recorded on the sale of OREO properties. First quarter 2014 net OREO income included net gains of $435 thousand on the sale of OREO properties, which were offset by $416 thousand of net operating expenses. This compares to net gains of $37 thousand on the sale of OREO properties, which were more than offset by $381 thousand of net operating expenses and fair value write-downs of $948 thousand during fourth quarter 2013.

Other expenses decreased $1.2 million to $13.9 million during first quarter 2014, as compared to $15.1 million during fourth quarter 2013, primarily due to lower advertising expense due to fluctuations in the timing of advertising campaigns. The Company's other expenses typically trend higher during the fourth quarter of each year and then return to a more normalized level in the first quarter.

BALANCE SHEET

Total loans increased $20 million to $4,365 million as of March 31, 2014, from $4,345 million as of December 31, 2013.

Commercial loans grew $30 million to $707 million as of March 31, 2014, from $677 million as of December 31, 2013. Management attributes this growth to business expansion in the Company's market areas.

Residential real estate loans remained flat at $868 million as of March 31, 2014 and December 31, 2013. During first quarter 2014, nearly all of the Company's residential loan production was sold to investors in the secondary market.

Consumer loans decreased $2 million to $670 million as of March 31, 2014, from $672 million as of December 31, 2013. Decreases in credit card and other consumer loans typically experienced by the Company during the first quarter of the year, were largely offset by increases in indirect consumer loans. Indirect consumer loans increased $5 million to $481 million as of March 31, 2014, from $476 million as of December 31, 2013. Management attributes this increase to continued expansion of the Company's indirect lending program within existing markets.

Agricultural loans decreased $4 million to $108 million as of March 31, 2014, from $112 million as of December 31, 2013. Management attributes this decrease to seasonal reductions in credit lines that typically occur during the first part of the year. In addition, agricultural real estate loans decreased $13 million to $161 million as of March 31, 2014, from $174 million as of December 31, 2013, primarily due to scheduled repayments of the loans of one borrower.

Total deposits increased $1 million to $6,135 million as of March 31, 2014, from $6,134 million as of December 31, 2013. During first quarter 2014, the mix of deposits continued to shift away from higher costing time deposits to lower costing demand and savings deposits, the result of sustained low interest rates. As of March 31, 2014, time deposits comprised 18.9% of total deposits, as compared to 19.4% as of December 31, 2013 and 22.3% as of March 31, 2013.

OREO increased $1 million to $17 million as of March 31, 2014, from $16 million as of December 31, 2013. During first quarter 2014, the Company added new properties with aggregate carrying values of $3 million to OREO. Approximately 88% of the first quarter 2014 additions relate to the properties of one commercial and one residential real estate borrower. Offsetting first quarter 2014 additions were sales of OREO properties with aggregate carrying values of $2 million at a net gain of $435 thousand. As of March 31, 2014, the composition of OREO properties was 49% land and land development, 33% commercial and 18% residential real estate.

Company-owned life insurance increased $16 million to $138 million as of March 31, 2014, from $122 million as of
December 31, 2013, due to the January 2014 purchase of $15 million of life insurance covering select officers and directors of the Company's banking subsidiary.

ASSET QUALITY

Non-performing loans decreased $7 million to $90 million as of March 31, 2014, from $97 million as of December 31, 2013, primarily due to pay-downs aggregating $4 million on the loans of five borrowers and, to a lesser extent, the movement of non-accrual loans out of the loan portfolio through foreclosure or charge-off.

During first quarter 2014, the Company recorded net recoveries of charged-off loans of $1 million, which was comprised of gross charge-offs of $3 million and gross recoveries of $4 million. This compares to gross charge-offs of $6 million and gross recoveries of $2 million recorded during fourth quarter 2013.

Accruing loans past due 30-89 days increased $14 million to $41 million as of March 31, 2014, from $27 million as of December 31, 2013. Approximately 71% of the increase related to two loans in the process of renewal. The remaining increase was attributable to four adequately collateralized loans in process of collection.

During first quarter 2014, the Company reversed $5 million of provision for loan losses. This reversal of provision for loan losses was primarily due to the combined impact of reductions in specific reserves on impaired loans and lower general reserves reflective of improvement in economic conditions in the Company's market areas, improvement in loss history trends used to estimate required reserves and decreases in the level of criticized real estate and construction loans, which typically require higher reserves based on loss history.

STOCK REPURCHASE

Pursuant to a stock repurchase program approved by the Company's Board of Directors on November 25, 2013, during first quarter 2014 the Company repurchased and retired 100,355 of its shares of Class A common stock in a privately negotiated transaction at an aggregate purchase price of $2.5 million. Under the stock repurchase program, the Company may repurchase up to an additional 1,899,645 shares of its Class A common stock prior to expiration of the plan on November 25, 2014.

First Quarter 2014 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss first quarter 2014 results at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time ) on Thursday, April 24, 2014. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-888-317-6016 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1:00 p.m. Eastern Time (11:00 a.m. Mountain Time) on April 24, 2014 through 9:00 a.m Eastern Time (7:00 a.m. Mountain Time) on May 23, 2014, by dialing 1-877-344-7529 (using conference ID 10043138). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates 74 banking offices, including detached drive-up facilities, in 41 communities in Montana, Wyoming and western South Dakota. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout the Company's market areas.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified as those that include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this report: continuing or worsening business and economic conditions, adverse economic conditions affecting Montana, Wyoming and western South Dakota, credit losses, lending risk, adequacy of the allowance for loan losses, impairment of goodwill, changes in interest rates, access to low-cost funding sources, dependence on the Company’s management team, ability to attract and retain qualified employees, governmental regulation and changes in regulatory, tax and accounting rules and interpretations, failure of technology, inability to meet liquidity requirements, failure to manage growth, competition, ineffective internal operational controls, environmental remediation and other costs, reliance on external vendors, litigation pertaining to fiduciary responsibilities, failure to effectively implement technology-driven products and services, soundness of other financial institutions, inability of our bank subsidiary to pay dividends, implementation of new lines of business or new product or service offerings, change in dividend policy, volatility of Class A common stock, decline in market price of Class A common stock, dilution as a result of future equity issuances, uninsured nature of any investment in Class A common stock, voting control of Class B stockholders, anti-takeover provisions, controlled company status, and subordination of common stock to Company debt.
These factors are not necessarily all of the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Financial Summary
(Unaudited, $ in thousands, except per share data)

	2014	2013
CONDENSED INCOME STATEMENTS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Net interest income	$58,136	$59,974	$58,956	$58,760	$59,277
Net interest income on a fully-taxable equivalent ("FTE") basis	59,243	61,109	60,066	59,879	60,405
Provision for loan losses	(5,000)	(4,000)	(3,000)	375	500
Non-interest income:
Other service charges, commissions and fees	9,156	9,458	9,286	8,977	8,256
Income from the origination and sale of loans	4,660	5,602	7,934	10,043	10,675
Wealth management revenues	4,455	4,350	4,581	4,020	4,134
Service charges on deposit accounts	3,875	4,086	4,360	4,323	4,068
Investment securities gains (losses), net	71	(25)	30	(12)	8
Other income	1,889	2,203	1,416	2,228	1,678
Total non-interest income	24,106	25,674	27,607	29,579	28,819
Non-interest expense:
Salaries and wages	22,411	24,321	22,806	23,470	23,405
Employee benefits	8,313	7,289	7,328	7,546	8,175
Occupancy, net	4,239	4,206	4,292	4,063	4,026
Furniture and equipment	3,201	3,192	3,147	3,163	3,052
Outsourced technology services	2,300	2,382	2,295	2,195	2,157
Other real estate owned (income) expense, net	(19)	1,292	18	(915)	1,896
Other expenses	13,893	15,103	12,693	15,498	13,974
Total non-interest expense	54,338	57,785	52,579	55,020	56,685
Income before taxes	32,904	31,863	36,984	32,944	30,911
Income taxes	11,511	11,088	13,172	11,439	10,867
Net income	$21,393	$20,775	$23,812	$21,505	$20,044

PER COMMON SHARE DATA
Net income - basic	$0.49	$0.47	$0.54	$0.49	$0.46
Net income - diluted	0.48	0.47	0.54	0.49	0.46
Cash dividend paid	0.16	0.14	0.14	0.13	—
Book value at period end	18.60	18.15	17.98	17.56	17.69
Tangible book value at period end**	14.37	13.89	13.71	13.25	13.35

OUTSTANDING COMMON SHARES
At period-end	44,390,095	44,155,063	44,089,962	43,835,881	43,614,942
Weighted average shares - basic	43,997,815	43,888,261	43,699,566	43,480,502	43,140,409
Weighted-average shares - diluted	44,620,776	44,541,497	44,284,844	43,908,287	43,428,382

SELECTED ANNUALIZED RATIOS
Return on average assets	1.16%	1.10%	1.28%	1.17%	1.08%
Return on average common equity	10.74	10.31	12.13	11.08	10.68
Return on average tangible common equity**	14.00	13.49	16.01	14.63	14.23
Net FTE interest income to average earning assets	3.52	3.52	3.52	3.56	3.55

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Financial Summary - continued
(Unaudited, $ in thousands)

	2014		2013
BALANCE SHEET SUMMARIES	Mar 31		Dec 31	Sep 30	Jun 30	Mar 31
Assets:
Cash and cash equivalents	$610,531		$534,827	$542,343	$368,217	$498,543
Investment securities	2,095,088		2,151,543	2,145,083	2,138,539	2,221,595
Loans held for investment:
Commercial real estate	1,452,967		1,449,174	1,441,297	1,447,145	1,469,302
Construction real estate	354,349		351,635	341,284	337,211	330,886
Residential real estate	868,836		867,912	841,707	804,200	758,480
Agricultural real estate	160,570		173,534	176,594	176,799	172,522
Consumer	670,406		671,587	672,184	652,944	636,364
Commercial	707,237		676,544	681,416	680,751	688,844
Agricultural	108,376		111,872	123,565	121,530	111,411
Other	3,626		1,734	1,912	2,498	1,307
Mortgage loans held for sale	38,471		40,861	52,133	74,286	55,443
Total loans	4,364,838		4,344,853	4,332,092	4,297,364	4,224,559
Less allowance for loan losses	81,371		85,339	92,990	98,528	97,904
Net loans	4,283,467		4,259,514	4,239,102	4,198,836	4,126,655
Premises and equipment, net	179,942		179,690	179,785	181,940	185,237
Goodwill and intangible assets (excluding mortgage servicing rights)	187,858		188,214	188,569	188,925	189,281
Company owned life insurance	138,027		122,175	76,701	77,602	77,158
Other real estate owned, net	16,594		15,504	18,537	22,782	32,470
Mortgage servicing rights, net	13,474		13,546	13,518	13,304	13,006
Other assets	92,844		99,638	96,462	101,363	95,372
Total assets	$7,617,825		$7,564,651	$7,500,100	$7,291,508	$7,439,317

Liabilities and stockholders' equity:
Deposits:
Non-interest bearing	$1,458,460		$1,491,683	$1,503,969	$1,393,732	$1,406,892
Interest bearing	4,676,677		4,642,067	4,604,656	4,536,600	4,621,453
Total deposits	6,135,137		6,133,750	6,108,625	5,930,332	6,028,345
Securities sold under repurchase agreements	488,898		457,437	428,110	421,314	467,205
Accounts payable, accrued expenses and other liabilities	48,770		52,489	50,900	50,292	52,767
Long-term debt	36,905		36,917	37,128	37,139	37,150
Subordinated debentures held by subsidiary trusts	82,477		82,477	82,477	82,477	82,477
Total liabilities	6,792,187		6,763,070	6,707,240	6,521,554	6,667,944
Stockholders' equity:
Common stock	286,553		285,535	283,352	279,232	274,929
Retained earnings	546,444		532,087	517,456	499,761	483,904
Accumulated other comprehensive income (loss)	(7,359)		(16,041)	(7,948)	(9,039)	12,540
Total stockholders' equity	825,638		801,581	792,860	769,954	771,373
Total liabilities and stockholders' equity	$7,617,825		$7,564,651	$7,500,100	$7,291,508	$7,439,317

CONSOLIDATED CAPITAL RATIOS
Total risk-based capital	16.83%	*	16.75%	16.68%	16.29%	15.91%
Tier 1 risk-based capital	15.16	*	14.93	14.85	14.45	14.07
Tier 1 common capital to total risk-weighted assets	13.55	*	13.31	13.33	12.83	12.41
Leverage Ratio	10.27	*	10.08	10.01	9.73	9.24
Tangible common stockholders' equity to tangible assets**	8.58		8.32	8.26	8.18	8.03

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Financial Summary - continued
(Unaudited, $ in thousands)

	2014	2013
ASSET QUALITY	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
Allowance for loan losses	$81,371	$85,339	$92,990	$98,528	$97,904
As a percentage of period-end loans	1.86%	1.96%	2.15%	2.29%	2.32%

Net charge-offs (recoveries) during quarter	$(1,032)	$3,651	$2,538	$(249)	$3,107
Annualized as a percentage of average loans	(0.10)%	0.34%	0.23%	(0.02)%	0.30%

Non-performing assets:
Non-accrual loans	$88,114	$94,439	$94,015	$103,729	$98,594
Accruing loans past due 90 days or more	1,664	2,232	2,188	1,742	1,941
Total non-performing loans	89,778	96,671	96,203	105,471	100,535
Other real estate owned	16,594	15,504	18,537	22,782	32,470
Total non-performing assets	106,372	112,175	114,740	128,253	133,005
As a percentage of:
Total loans and OREO	2.43%	2.57%	2.64%	2.97%	3.12%
Total assets	1.40%	1.48%	1.53%	1.76%	1.79%

ASSET QUALITY TRENDS	Provision for Loan Losses	Net Charge-offs (Recoveries)	Allowance for Loan Losses	Accruing Loans 30-89 Days Past Due	Accruing TDRs	Non-Performing Loans	Non-Performing Assets
Q1 2011	$15,000	$11,034	$124,446	$68,021	$33,344	$216,534	$248,529
Q2 2011	15,400	15,267	124,579	70,145	31,611	231,856	260,179
Q3 2011	14,000	18,276	120,303	62,165	35,616	226,962	252,042
Q4 2011	13,751	21,473	112,581	75,603	37,376	204,094	241,546
Q1 2012	11,250	7,929	115,902	58,531	36,838	185,927	230,683
Q2 2012	12,000	25,108	102,794	55,074	35,959	136,374	190,191
Q3 2012	9,500	13,288	99,006	48,277	35,428	127,270	167,241
Q4 2012	8,000	6,495	100,511	34,602	31,932	110,076	142,647
Q1 2013	500	3,107	97,904	41,924	35,787	100,535	133,005
Q2 2013	375	(249)	98,528	39,408	23,406	105,471	128,253
Q3 2013	(3,000)	2,538	92,990	39,414	21,939	96,203	114,740
Q4 2013	(4,000)	3,651	85,339	26,944	21,780	96,671	112,175
Q1 2014	(5,000)	(1,032)	81,371	41,034	19,687	89,778	106,372

CRITICIZED LOANS	Special Mention	Substandard	Doubtful	Total
Q1 2011	$293,899	$299,072	$135,862	$728,833
Q2 2011	268,450	309,029	149,964	727,443
Q3 2011	261,501	305,145	134,367	701,013
Q4 2011	240,903	269,794	120,165	630,862
Q1 2012	242,071	276,165	93,596	611,832
Q2 2012	220,509	243,916	81,473	545,898
Q3 2012	223,306	229,826	66,179	519,311
Q4 2012	209,933	215,188	42,459	467,580
Q1 2013	197,645	197,095	43,825	438,565
Q2 2013	192,390	161,786	52,266	406,442
Q3 2013	180,850	168,278	42,415	391,543
Q4 2013	159,081	154,100	45,308	358,489
Q1 2014	174,834	161,103	31,672	367,609

*Preliminary estimate - may be subject to change.
**See Non-GAAP Financial Measures included herein for a discussion regarding tangible book value per common share, return on average tangible common equity and tangible common stockholders' equity to tangible assets.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited, $ in thousands)

	Three Months Ended
	March 31, 2014			December 31, 2013			March 31, 2013
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$4,344,993	$54,192	5.06%	$4,323,504	$55,920	5.13%	$4,216,934	$55,913	5.38%
Investment securities (2)	2,108,643	9,370	1.80	2,134,052	9,649	1.79	2,204,458	9,980	1.84
Interest bearing deposits in banks	368,784	231	0.25	430,912	275	0.25	476,856	298	0.25
Federal funds sold	1,099	1	0.37	789	1	0.50	2,521	4	0.64
Total interest earnings assets	6,823,519	63,794	3.79	6,889,257	65,845	3.79	6,900,769	66,195	3.89
Non-earning assets	664,441			601,996			598,283
Total assets	$7,487,960			$7,491,253			$7,499,052
Interest bearing liabilities:
Demand deposits	$1,837,714	$512	0.11%	$1,807,865	$510	0.11%	$1,728,813	$473	0.11%
Savings deposits	1,639,484	595	0.15	1,600,723	592	0.15	1,550,146	653	0.17
Time deposits	1,172,866	2,317	0.80	1,219,796	2,484	0.81	1,365,232	3,229	0.96
Repurchase agreements	456,557	66	0.06	431,397	62	0.06	512,180	100	0.08
Other borrowed funds	6	—	—	14	—	—	7	—	—
Long-term debt	36,909	473	5.20	36,983	486	5.21	37,153	480	5.24
Preferred stock pending redemption	—	—	—	—	—	—	9,444	159	6.83
Subordinated debentures held by subsidiary trusts	82,477	588	2.89	82,477	602	2.90	82,477	696	3.42
Total interest bearing liabilities	5,226,013	4,551	0.35	5,179,255	4,736	0.36	5,285,452	5,790	0.44
Non-interest bearing deposits	1,403,822			1,461,126			1,398,850
Other non-interest bearing liabilities	50,185			51,674			53,810
Stockholders’ equity	807,940			799,198			760,940
Total liabilities and stockholders’ equity	$7,487,960			$7,491,253			$7,499,052
Net FTE interest income		59,243			61,109			60,405
Less FTE adjustments (2)		(1,107)			(1,135)			(1,128)
Net interest income from consolidated statements of income		$58,136			$59,974			$59,277
Interest rate spread			3.44%			3.43%			3.45%
Net FTE interest margin (3)			3.52%			3.52%			3.55%
Cost of funds, including non-interest bearing demand deposits (4)			0.28%			0.28%			0.35%

(1)	Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on a FTE basis.

(3)
Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4)	Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principals in the United States of America, or GAAP, this release contains the following non-GAAP financial measures that management uses to evaluate capital adequacy: (i) tangible book value per common share; (ii) tangible common stockholders' equity to tangible assets; (iii) tangible assets, (iv) tangible common stockholders' equity, and (v) return on average tangible common equity.

For purposes of computing tangible book value per common share, tangible book value equals common stockholders' equity less goodwill and other intangible assets (except mortgage servicing rights). Tangible book value per common share is calculated as tangible common stockholders' equity divided by shares of common stock outstanding. For purposes of computing tangible common stockholders' equity to tangible assets, tangible assets equals total assets less goodwill and other intangible assets (except mortgage servicing rights). Tangible common stockholders' equity to tangible assets is calculated as tangible common stockholders' equity divided by tangible assets. For purposes of computing return on average tangible common equity, average tangible common equity equals average common stockholders' equity less average goodwill and average other intangible assets (except mortgage servicing rights). Return on average tangible common equity is calculated by dividing net income available to common shareholders by average tangible common equity.

Management believes that these non-GAAP financial measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from stockholders' equity and retain the effect of unrealized losses on securities and other components of accumulated other comprehensive income (loss) in stockholders' equity. Management also believes that such financial measures, which are intended to complement the capital ratios defined by banking regulators, are useful to investors in evaluating the Company's performance due to the importance that analysts place on these ratios and also allow investors to compare certain aspects of our capitalization to other companies. These non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The following tables reconcile the above described non-GAAP financial measures to their most directly comparable GAAP financial measures as of the dates indicated.

(Unaudited, $ in thousands, except per share data)

	2014	2013
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
Total stockholders’ equity (GAAP)	$825,638	$801,581	$792,860	$769,954	$771,373
Less goodwill and other intangible assets (excluding mortgage servicing rights)	187,858	188,214	188,569	188,925	189,281
Tangible common stockholders’ equity (Non-GAAP)	$637,780	$613,367	$604,291	$581,029	$582,092

Total assets (GAAP)	$7,617,825	$7,564,651	$7,500,100	$7,291,508	$7,439,317
Less goodwill and other intangible assets (excluding mortgage servicing rights)	187,858	188,214	188,569	188,925	189,281
Tangible assets (Non-GAAP)	$7,429,967	$7,376,437	$7,311,531	$7,102,583	$7,250,036

Quarterly averages:
Total stockholders' equity (GAAP)	$807,940	$799,198	$778,809	$778,760	$760,940
Less goodwill and other intangible assets (excluding mortgage servicing rights)	188,078	188,415	188,778	189,135	189,503
Average tangible common stockholder's equity (Non-GAAP)	$619,862	$610,783	$590,031	$589,625	$571,437

Common shares outstanding	44,390,095	44,155,063	44,089,962	43,835,881	43,614,942
Annualized net income	$86,761	$82,423	$94,472	$86,256	$81,290

Book value per common share	$18.60	$18.15	$17.98	$17.56	$17.69
Tangible book value per common share	14.37	13.89	13.71	13.25	13.35
Tangible common stockholders’ equity to tangible assets (Non-GAAP)	8.58%	8.32%	8.26%	8.18%	8.03%
Return on average tangible common equity (Non-GAAP)	14.00	13.49	16.01	14.63	14.23

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com